Exhibit 3.26

State of Delaware Secretary of State Division of Corporations Delivered 02:52 PM 04/20/2016 FILED 02:52 PM 04/20/2016 SR 20162432614 - File Number 4710311 STATE OF DELAWARE CERTIFICATE OF AMENDMENT CHANGING ONLY THE REGISTERED OFFICE OR REGISTERED AGENT OF A LIMITED LIABILITY COMPANY The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows: 1. The name of the limited liability company is 800 COTTONTAIL, LLC. 2. The Registered Office of the limited liability company in the State of Delaware is changed to Corporation Trust Center, 1209 Orange Street (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is THE CORPORATION TRUST COMPANY. By: Authorized Person Name: TODD AARON Print or Type